Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)

Ranger Energy Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Class A Common Stock, par value $0.01 per share	457(c)	18,809,999		218,195,988	0.0000927	20,227

(1) With respect to the offering of shares of Class A Common Stock by the Selling Stockholders named herein, the proposed maximum offering price per share of Class A Common Stock will be determined from time to time in connection with, and at the time of, the sale by Selling Stockholders.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant's Class A Common Stock on the New York Stock Exchange on March 23, 2022.